Exhibit 2.1(b)
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF REORGANIZATION
     This Amendment No. 1 (the “Amendment”) to that certain Agreement and Plan of Reorganization, dated as of October 30, 2006 (the “Agreement”), by and among Biomira Inc. a Canadian corporation (“Parent”), Biomira Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, ProlX Pharmaceuticals Corporation, a Delaware corporation (“ProlX”), D. Lynn Kirkpatrick and Garth Powis, and Garth Powis as Stockholder Representative (the “Stockholder Representative”), is entered into as of November 7, 2007. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.
RECITALS
          WHEREAS, Parent is currently considering, subject to Board and shareholder proposal, to enter into a Plan of Arrangement pursuant to which Parent’s domicile will be changed from Canada to Delaware.
          WHEREAS, Section 2.7(b) of the Agreement provides that the former shareholders of ProlX may become entitled to the issuance of additional capital stock of Parent, and the parties wish to amend the Agreement to provide for the issuance of the shares of capital stock of any successor corporation to Parent.
          WHEREAS, Section 8.1 of the Agreement provides that the Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of the Parent and the Stockholder Representative.
          WHEREAS, the parties desire to amend the Agreement as provided in this Amendment to change all references to “Parent” to include Parent’s successors and assigns.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, the parties hereby agree as follows:
     a. Amendment to Definition of Parent. The definition of Parent in the heading of the Agreement is deleted in its entirety and replaced with the following:
     “Biomira Inc., a Canadian corporation, or any successor to Biomira Inc. by way of (i) merger, consolidation, amalgamation or similar transaction, or (ii) the acquisition of substantially all of its business and related assets. (“Parent”)”
     b. Amendment to Definition of Parent Common Stock. The definition of “Parent Common Stock” in Section 1(a) is deleted in its entirety and replaced with the following:
     “Parent Common Stock” means shares of Common Stock, no par value per share, of Parent.
     In any case under the Agreement, as amended hereby, where Parent Common Stock shall refer to the capital stock of an assignee in successor entity issued in exchange for Common Stock of Biomira Inc., a Canadian corporation, appropriate adjustment shall be made in calculating the number of shares of such assignee or successor capital stock such that the number of shares of assignee or successor capital stock shall equal the number of shares that would have been issued to a holder of shares of Common Stock of

Biomira, Inc., a Canadian corporation, based on the applicable exchange in conversion ratio in the assignment or successor transaction.
     c. Tax Matters. The execution by Stockholder Representative of this Amendment shall in no way relieve Parent of its obligations under Sections 2.17 and 6.2(b) of the Agreement and shall not constitute a waiver of such obligations by Stockholder Representative or the Company Stockholders.
     d. The Agreement. Except as specifically amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference to the Agreement shall mean the Agreement as amended or modified hereby.
     e. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Washington applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of laws principles of such State.
     f. Counterparts; Entire Agreement. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute one agreement. Delivery of an executed signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Amendment. This Amendment, together with the Agreement and the other agreements referenced in Section 8.11 of the Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements among the parties with respect to such subject matter, whether written or oral.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed as of the date first written above.

PARENT Biomira Inc.
By:	/s/ Edward A. Taylor
Edward A. Taylor
Vice President, Finance & Administration and Chief Financial Officer

STOCKHOLDER REPRESENTATIVE
/s/ Garth Powis
Garth Powis

Signature Page to Amendment No. 1 to Agreement and Plan of Reorganization